QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2

[FORM OF SENIOR UNSECURED CONVERTIBLE NOTE]

        THE NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE FOR EACH NOTE WILL BE 100% OF THE PRINCIPAL AMOUNT OF SUCH NOTE AND THE INITIAL ISSUANCE DATE FOR THE NOTES IS DECEMBER 16, 2005. THE COMPARABLE YIELD FOR THE NOTES IS 12% PER ANNUM, COMPOUNDED QUARTERLY (WHICH WILL BE TREATED AS THE YIELD TO MATURITY FOR U.S. FEDERAL INCOME TAX PURPOSES). FOR INFORMATION REGARDING THE YIELD TO MATURITY ON THE NOTES, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTES, AND THE PROJECTED PAYMENT SCHEDULE FOR THE NOTES, HOLDERS SHOULD CONTACT VONAGE HOLDINGS CORP., 23 MAIN STREET, HOLMDEL, NJ 07733, ATTENTION: DIRECTOR OF TAX.

        NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL (SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION; PROVIDED THAT SUCH OPINION OF COUNSEL SHALL NOT BE REQUIRED IN CONNECTION WITH ANY SUCH SALE, ASSIGNMENT OR TRANSFER TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT IS A HOLDER OF ADDITIONAL NOTES (AS SUCH TERM IS DEFINED IN THIS NOTE) OR AN AFFILIATE OF THE HOLDER OF THIS NOTE, OR (II) THE HOLDER PROVIDES THE COMPANY WITH ASSURANCE (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTE CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144; PROVIDED HOWEVER, THAT PRIOR TO AN EFFECTIVE REGISTRATION (AS SUCH TERM IS DEFINED IN THIS NOTE) IN NO EVENT (I) MAY THIS NOTE BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED TO A COMPETITOR (AS SUCH TERM IS DEFINED IN THIS NOTE) OR (II) WILL THIS NOTE BE MADE ELIGIBLE FOR CLEARANCE AND SETTLEMENT THROUGH THE DEPOSITARY TRUST COMPANY. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, SECTIONS 3(c)(iii) AND 18(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE. THIS NOTE HAS BEEN ISSUED PURSUANT TO THE SUBSCRIPTION AGREEMENT (AS SUCH TERM IS DEFINED IN THIS NOTE), SECTION 8.1 OF WHICH CONTEMPLATES CERTAIN RESTRICTIONS ON SALES, PURCHASES, HEDGING TRANSACTIONS AND CERTAIN OTHER TRANSACTIONS RELATING TO THE COMPANY'S SECURITIES. ANY ASSIGNEE OR TRANSFEREE OF THIS NOTE SHALL BE SUBJECT TO THE RESTRICTIONS SET FORTH IN SECTION 8.1 OF THE SUBSCRIPTION AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE MAY BE PLEDGED TO A PERSON (OTHER THAN A COMPETITOR) IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING AN AGREEMENT SECURED BY SUCH SECURITIES.

Vonage Holdings Corp.

Senior Unsecured Convertible Note

Issuance Date: December 16, 2005 No. [ ]	Principal: U.S. $[ ] (subject to Section 3(c)(iii) hereof)

        FOR VALUE RECEIVED, Vonage Holdings Corp., a Delaware corporation (the "Company"), hereby promises to pay to [NAME OF BUYER] or registered assigns ("Holder") the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the Interest Rate (as defined below), from December 16, 2005 (the "Initial Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case, in accordance with the terms hereof). This Senior Unsecured Convertible Note (including all Senior Unsecured Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Senior Unsecured Convertible Notes issued pursuant to the Subscription Agreement (as defined below) (collectively, the "Notes" and such other Senior Unsecured Convertible Notes, the "Additional Notes"). Certain capitalized terms used herein are defined in Section 28.

        (1)    MATURITY.    On the Maturity Date, the Holder shall surrender the Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined below), if any. The "Maturity Date" shall be December 1, 2010.

        (2)    INTEREST; INTEREST RATE.    Interest on this Note shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable in arrears on the first day of each March, June, September and December (the period of such accruing interest being referred to as an "Interest Period") during the period beginning on the Initial Issuance Date and ending on, and including, the Maturity Date (each, an "Interest Date") with the first Interest Date being March 1, 2006. Interest shall be payable on each Interest Date for the applicable Interest Period, to the record holder of this Note on the applicable Interest Date, entirely in cash ("Cash Interest") or, at the option of the Company, entirely by increasing the amount of Principal outstanding under this Note ("Accreted Interest") and such Accreted Interest shall thereafter accrue Interest during each Interest Period at the Interest Rate, provided that the Interest which accrued during any Interest Period shall be payable as Accreted Interest if, and only if, the Company delivers written notice of such election (each, an "Interest Election Notice") to each holder of the Notes at least twenty (20) Business Days prior to the applicable Interest Date (each, an "Interest Election Date"). Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). If an Event of Default occurs and such Event of Default is subsequently cured, the adjustment referred to in Section 28(xxi)(5) shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. All payments of Interest on the Notes shall be made on a pro rata basis in accordance with each holder's percentage ownership of then outstanding Notes.

        (3)    CONVERSION OF NOTES.    This Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

          (a)    Conversion Right.    At any time or times on or after the date first set forth above as the Issuance Date (the "Issuance Date"), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount.

          (b)    Conversion Rate.    The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

            (i)    "Conversion Amount" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

            (ii)   "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination that is (x) prior to an Effective Registration, the Pre-IPO Conversion Price and (y) from and after an Effective Registration, the Post-IPO Conversion Price, each subject to adjustment as provided herein (including, without limitation, adjustment pursuant to Section 7).

            (iii)  "Effectiveness Failure Pre-IPO Conversion Price" means in the event that a registration statement under the Securities Act relating to a Qualified IPO is not declared effective by the SEC prior to the first anniversary of the Initial Issuance Date, (x) if no adjustment has previously been made to the Pre-IPO Conversion Price as a result of the application of the provisions set forth in the definition of Filing Failure Pre-IPO Conversion Price, $4.83 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction), or (y) otherwise, $4.57 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction); provided that if the Conversion Price in effect prior to the application of clause (x) or (y), as the case may be, is less than the amount specified in such clause, then the Effectiveness Failure Pre-IPO Conversion Price shall be such Conversion Price in lieu of the amount specified in such clause (x) or (y), as the case may be.

            (iv)  "Filing Failure Pre-IPO Conversion Price" means in the event that the Company fails to file a registration statement under the Securities Act with the SEC relating to a Qualified IPO prior to the date that is six months after the Initial Issuance Date, $4.83 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction); provided that if the Conversion Price in effect prior to the application of the foregoing sentence is less than the amount specified in such sentence, then the Filing Failure Pre-IPO Conversion Price shall be such Conversion Price in lieu of the amount specified in such sentence.

            (v)   "Initial Pre-IPO Conversion Price" means $5.08 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

            (vi)  "Post-IPO Conversion Price" means, from and after an Effective Registration, the lesser of (x) the Conversion Price in effect immediately prior to the Effective Registration and

    (y) the product of (A) 0.90 and (B) the public offering price of the Common Stock as set forth in the final prospectus contained in the registration statement relating to such Effective Registration; provided, however, that notwithstanding anything otherwise to the contrary, the Post-IPO Conversion Price shall not equal an amount less than 50% of the Pre-IPO Conversion Price in effect immediately prior to the Effective Registration.

            (vii) "Pre-IPO Conversion Price" means the lowest of (x) the Initial Pre-IPO Conversion Price and, if applicable, (y) the Filing Failure Pre-IPO Conversion Price and (z) the Effectiveness Failure Pre-IPO Conversion Price.

          (c)    Mechanics of Conversion.

              (i)    Optional Conversion.    To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section 3(c)(iii), cause this Note to be delivered to the Company as soon as practicable on or following such date. On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder (at the facsimile number provided in the Conversion Notice) and the Company's transfer agent, if any (the "Transfer Agent"). On or before 4:00 p.m., New York Time, on the third (3rd) Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (X) if the Transfer Agent, if any, is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the foregoing is not applicable, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)), representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

              (ii)    Company's Failure to Timely Convert.    If, at any time, the Company shall fail to issue a certificate to the Holder or, from and after an Effective Registration, fail to credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled, in each case, upon conversion of any Conversion Amount on or prior to the date which is five (5) Business Days after the Conversion Date (a "Conversion Failure"), then (A) the Company shall pay damages to the Holder for each day of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In lieu of the foregoing, if within three (3) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or, from and after an Effective Registration, fail to credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled, in each case, upon the Holder's conversion of any Conversion Amount, and if on or after such three (3) Business Day period the Holder purchases (in an open market transaction or in an arm's length transaction at market prices) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Holder may elect to require the Company to, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) from and after an Effective Registration, promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the Closing Bid Price on the Conversion Date.

              (iii)    Book-Entry.    Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

              (iv)    Pro Rata Conversion; Disputes.    In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of each such holder's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute between the Company and any holders of Notes that are subject to any such Conversion Notice or among any holders of Notes that are subject to any such Conversion Notice as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

            (d)    Limitations on Conversions.    From and after an Effective Registration and other than in connection with a Fundamental Transaction, the Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Additional Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-KSB, Form 10-K, Form 10-QSB, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder, the Company shall within three (3) Business Days confirm orally or in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes. The Holder may elect to have the provisions of this Section 3(d) rendered inapplicable to this Note, such Holder and any subsequent holder of the Note by executing on or prior to the Issuance Date a notice of such election, which may be in the form attached hereto as Exhibit II. Notwithstanding anything in this Section 3(d) to the contrary, it is agreed and understood that the limitation on conversions contained in this Section 3(d) shall in no way limit any of the Company's rights under Sections 8(a) and 8(c) of this Note.

        (4)    RIGHTS UPON EVENT OF DEFAULT.

          (a)    Event of Default.    Each of the following events shall constitute an "Event of Default":

            (i)    the Company's failure to pay to the Holder any amount of Principal when and as due under this Note (including, without limitation, the Company's failure to pay any Redemption Price or Make-Whole Premium);

            (ii)   the Company's failure to pay to the Holder any amount of Interest, Late Charges or other amounts (other than the amounts specified in clause (i) above but including, without limitation, any payment required by Section 15) when and as due under this Note or any other

    Transaction Document if such failure continues for a period of at least thirty (30) Business Days;

            (iii)  (A) any acceleration prior to maturity of any Indebtedness referred to in clause (a) or (b) of the definition thereof of the Company or any of its Subsidiaries which individually or in the aggregate is equal to or greater than $5,000,000 principal amount of Indebtedness and, prior to the consummation of a Qualifying IPO, any payment default thereunder (following the expiration of all applicable grace periods);

            (iv)  the Company or any of its Material Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

            (v)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is not vacated, set aside or reversed within sixty (60) days that (A) is for relief against the Company or any of its Material Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Material Subsidiaries or (C) orders the liquidation of the Company or any of its Material Subsidiaries;

            (vi)  a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $5,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

            (vii) the Company breaches any covenant or agreement or materially breaches any representation or warranty in any Transaction Document, and such breach continues for a period of at least thirty (30) days after written notice thereof from one or more Holders to the Company; or

            (viii) any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes.

          (b)    Rights Upon Event of Default.    Promptly after the occurrence of an Event of Default with respect to this Note or any Additional Note, the Company shall deliver written notice thereof (an "Event of Default Notice") to the Holder. If an Event of Default with respect to the Company described in Sections 4(a)(iv) or 4(a)(v) has occurred, all the Notes then outstanding shall automatically become immediately due and payable. If any Event of Default described in Sections 4(a)(i), 4(a)(ii), 4(a)(iii) or 4(a)(vi) through 4(a)(viii) has occurred and is continuing, holders of not less than 25% of the aggregate Principal amount of the Notes then outstanding may at any time at its or their option, by notice or notices to the Company (an "Event of Default Payment Notice"), declare all the Notes then outstanding to be immediately due and payable. Upon any Notes becoming due and payable under this Section 4(b), whether automatically or by declaration, such Notes will forthwith mature and the greater of (x) the entire unpaid Principal, plus all accrued and unpaid Interest and Late Charges, and (y) from and after an Effective Registration, the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time of the Event of Default and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default, shall become immediately due and payable (the "Event of Default Price"). Payments required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

        (5)    RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

          (a)    Assumption.    The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements on or prior to such Fundamental Transaction, including the agreement to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder (the "Successor Note") and (ii) from and after an Effective Registration, the Successor Entity is a publicly traded corporation whose common stock or equivalent equity security is listed for trading or quoted on a U.S. national securities exchange or quotation system or on an internationally recognized securities exchange outside the United States or which will be so listed or quoted when issued or exchanged in connection with such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein, until such time as the Successor Note is delivered. Upon consummation of a Reclassification or Fundamental Transaction as a result of which holders of Common Stock shall be entitled to receive stock, securities, cash, assets or any other property with respect to or in exchange for such Common Stock, the Company or Successor Entity, as the case may be, shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Reclassification or Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Reclassification or Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Reclassification or Fundamental Transaction had this Note been converted immediately prior to such Reclassification or Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

          (b)    Redemption upon Change of Control.    No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control (but from and after an Effective Registration, not prior to the public announcement of such Change of Control), the Company shall deliver written notice thereof to the Holder (a "Change of Control Notice"). If at any time during the period (the "Change of Control Measuring Period") beginning after the Holder's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note ("Optional Change of Control Redemption") by delivering written notice thereof ("Optional Change of Control Redemption Notice") to the Company, which Optional Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. An Optional Change of Control Redemption required by this Section 5 shall be made in accordance with the provisions of Section 12. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price (the "Change of Control Redemption Price") equal to: (1) in the case of a Change of Control Notice delivered prior to an Effective Registration, 110% of the Conversion Amount being redeemed; or (2) in the case of a Change of Control Notice delivered from and after an Effective Registration, the Conversion Amount being redeemed. In addition to the foregoing, at the time of the consummation of any such Change of Control, the Company shall pay to the Holder an amount in cash equal to the Present Value of Interest (if any) for any Conversion Amount converted pursuant to the provisions of Section 3 hereof during the Change of Control Measuring Period. Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 3.

          (c)    Conversion in the Event of a Fundamental Transaction.    Following an Effective Registration, in the event of a Fundamental Transaction as a result of which holders of Common Stock shall be entitled to receive stock, securities, cash, assets or any other property with respect to or in exchange for such Common Stock and in which less than 90% of the consideration for the Common Stock consists of publicly-traded equity securities (a "Cash Buy-Out"), each Holder shall receive from the Company upon conversion of its Notes pursuant to Section 3, in addition to the amounts described therein, the Make-Whole Premium (in cash or shares of Common Stock (valued as described in the definition of "Make Whole Premium" below) or a combination thereof, at the option of the Company). If the Cash Buy-Out constitutes a Change of Control, each Holder may, in lieu of converting its Note, require the Company to redeem all or any portion of its Note pursuant to Section 5(b).

          The "Make-Whole Premium" for each $1,000 in Principal amount of the Notes converted will equal the excess, if any, of (a) the average of the Closing Trading Prices of each $1,000 in Principal amount of the Notes for the ten (10) trading days immediately prior to the public announcement of the Cash Buy-Out, less (b) the product of (x) the average of the closing prices of the Common Stock for the ten (10) Trading Days immediately prior to the public announcement of the Cash Buy-Out and (y) the applicable Conversion Rate for a Conversion Amount of $1,000.

          The "Closing Trading Price" of $1,000 in Principal amount of the Notes for purposes of calculating the Make-Whole Premium on any date of determination means the secondary fair market value of $1,000 in Principal amount of the Notes as determined by the Company's board of directors, acting in good faith, on the basis of a valuation of the secondary fair market value of the Notes from at least one independent, reputable investment bank of national standing, with at least $5,000,000,000 in assets, selected by the Company, which valuation shall not take into account (x) any discount due to the illiquidity of the Notes or (y) any of the restrictions imposed by Section 8.1 of the Subscription Agreement.

          (d)    Public Acquirer Fundamental Transaction.    Notwithstanding the provisions of Section 5(c), in the event of a Public Acquirer Fundamental Transaction (as defined below) following an Effective Registration, the Company may at its option, in lieu of paying the Make-Whole Premium pursuant to the first paragraph of Section 5(c) upon conversion of the Notes pursuant to Section 3, elect to adjust the Conversion Rate such that from and after the effective date of such Public Acquirer Fundamental Transaction, each Holder will be entitled to convert its Notes into a number of shares of Public Acquirer Common Stock (as defined below) by adjusting the Conversion Rate in effect immediately before the Public Acquirer Fundamental Transaction by a fraction (i) the numerator of which will be (x) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which the Common Stock is converted into cash, securities or other property, the average fair market value at the time of such Public Acquirer Fundamental Transaction of all cash and any other consideration (as determined by the Company's board of directors) paid or payable per share of Common Stock or (y) in the case of any other Public Acquirer Fundamental Transaction, the average of the closing prices of the Common Stock for the five Trading Days immediately prior to but excluding the effective date of such Public Acquirer Fundamental Transaction, and (ii) the denominator of which will be the average of the closing prices of the Public Acquirer Common Stock for the five trading days commencing on the trading day next succeeding the effective date of such Public Acquirer Fundamental Transaction.

          "Public Acquirer Fundamental Transaction" means an event constituting a Fundamental Transaction that would otherwise obligate the Company to pay the Make-Whole Premium pursuant to the first paragraph of Section 5(c) upon conversion of the Notes pursuant to Section 3, and the acquirer (or any entity that is a parent of, or a directly or indirectly wholly-owned subsidiary of, the acquirer) has a class of common stock or equivalent equity security listed for trading or quoted on an Eligible Market or which will be so listed or quoted when issued or exchanged in connection with such Fundamental Transaction (the "Public Acquirer Common Stock"). Upon a Public Acquirer Fundamental Transaction, if the Company makes the election described in the first paragraph of this Section 5(d), Holders may convert their Notes pursuant to Section 3 at the adjusted Conversion Rate described in the first paragraph of this Section 5(d), but will not be entitled to any Make-Whole Premium. The Company shall notify each Holder of its election not later than ten (10) days prior to the consummation of the applicable Fundamental Transaction (but in no event prior to the public announcement of such Fundamental Transaction) by delivering written notice thereof to such Holder. If the Public Acquirer Fundamental Transaction constitutes a Change of Control, each Holder may, in lieu of converting its Note, require the Company to redeem all or any portion of its Note pursuant to Section 5(b).

          (e)    Redemption of Illiquid Consideration After Conversion.    Following the Company's entry into a definitive agreement relating to a Fundamental Transaction at any time prior to an Effective Registration, the Company will notify each Holder not later than the 10th day following the effective date of such Fundamental Transaction of the determination by the Company's board of directors, made in good faith, of the fair market value of the Illiquid Consideration at the time of such Fundamental Transaction, and each Holder shall have the right, exercisable for thirty (30) days following the delivery of such notice, to require the Company to redeem all or any part of the Illiquid Consideration received upon conversion of its Notes for cash in the amount of such fair market value; provided that such notice shall specify in reasonable detail the basis for such determination. In the event that the Holder disagrees with such determination of fair market value, the Holder may require that such fair market value be determined in accordance with the provisions of Section 23.

        (6)    RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

          (a)   Purchase Rights.    If the Company at any time, or from time to time, grants, issues or sells any (i) Options, (ii) Convertible Securities or (iii) rights to purchase stock, warrants, securities or other property, pro rata to all record holders of any class of Common Stock (the "Purchase Rights"), then the person who is the Holder as of the Stock Record Date (as defined below) will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (the "Stock Record Date").

          (b)   Other Corporate Events.    In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Reclassification or Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in the event that the Common Stock remains outstanding after any such Corporate Event, in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in the event that the Common Stock is no longer outstanding after any such Corporate Event, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note). The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note. Notwithstanding this Section (6)(b), in no event shall the Company be obligated to distribute any Purchase Rights pursuant to this Section (6)(b) if and to the extent that it has distributed such Purchase Rights to the Holder pursuant to Section (6)(a).

        (7)    RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

          (a)   Adjustment of Conversion Price upon Issuance of Common Stock.    If, on or after the Subscription Date and prior to the consummation of a Qualified IPO, the Company at any time, or from time to time, issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold or deemed to have been issued or sold by the Company with respect to Options to acquire up to 25,000,000 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) that may be awarded after the Subscription Date and prior to the consummation of a Qualified IPO by the Company solely to employees, officers, consultants, suppliers and directors for services provided to the Company) for a consideration per share (the "New Issuance Price") less than a price (the "Pre-Qualified IPO Applicable Price") equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing issuance, a "Pre-Qualified IPO Dilutive Issuance"), then immediately after such Pre-Qualified IPO Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price, provided that no such reduction shall be made unless and until either (i) the aggregate gross proceeds to the Company from such issuances, sales and deemed sales exceeds $25 million or (ii) the aggregate number of shares so issued, sold or deemed sold exceeds 2.00% of the total number of shares of Common Stock outstanding on a fully-diluted basis on the Subscription Date; provided  further that, prior to a Qualified IPO, the Conversion Price shall not be reduced, as a result of the application of the provisions of this Section 7(a), below $2.54 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction). If, on or after the consummation of a Qualified IPO, the Company at any time, or from time to time, issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold or deemed to have been issued or sold by the Company in each case solely in connection with any Excluded Security) for a consideration per share less than a price (the "Post-Qualified IPO Applicable Price") equal to the Market Price then in effect (the foregoing issuance, a "Post-Qualified IPO Dilutive Issuance"), then immediately after such Post-Qualified IPO Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such issuance or sale and (ii) the quotient determined by dividing (A) the sum of (1) the product derived by multiplying the Post-Qualified IPO Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Post-Qualified IPO Dilutive Issuance plus (2) the consideration, if any, received by the Company upon such Post-Qualified IPO Dilutive Issuance, by (B) the product derived by multiplying (1) the Post-Qualified IPO Applicable Price by (2) the number of shares of Common Stock Deemed Outstanding immediately after such Post-Qualified IPO Dilutive Issuance. Notwithstanding anything to the contrary in this Section 7(a), for purposes of this Section 7(a) shares of Common Stock issued or sold by the Company on or after the Subscription Date in connection with the exercise of Options that were awarded by the Company prior to the Subscription Date shall not constitute, or be deemed to constitute, shares of Common Stock issued or sold by the Company on or after the Subscription Date and shall not result in an adjustment to the Conversion Price pursuant to this Section 7(a); provided that on or after the Subscription Date the exercise prices of such Options are not decreased and the number of shares issuable upon exercise of such Options is not increased (other than as a result of any stock dividend, stock split, stock combination, reclassification or similar transaction). For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

            (i)    Issuance of Options.    If, on or after the Subscription Date, the Company at any time, or from time to time, in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Pre-Qualified IPO Applicable Price or the Post-Qualified IPO Applicable Price, as the case may be, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock (A) upon granting or sale of the Option, (B) upon exercise of the Option and (C) upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such

    Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

            (ii)   Issuance of Convertible Securities.    If, on or after the Subscription Date, the Company at any time, or from time to time, in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exchange or exercise thereof is less than the Pre-Qualified IPO Applicable Price or the Post-Qualified IPO Applicable Price, as the case may be, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock (A) upon the issuance or sale of the Convertible Security and (B) upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

            (iii)  Change in Option Price or Rate of Conversion.    If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time on or after the Subscription Date, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence on or after the Subscription Date, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made (x) pursuant to this Section (7)(a)(iii) if an adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a) in connection therewith or (y) if such adjustment would result in an increase of the Conversion Price then in effect.

            (iv)  Calculation of Consideration Received.    In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for the fair market value thereof. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation, then such dispute shall be resolved pursuant to Section 23.

            (v)   Record Date.    If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (b)   Adjustment of Conversion Price upon Subdivision or Combination of Common Stock; Stock Dividends.    If, on or after the Subscription Date, the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend or distribution, the date of such event. In the case of stock dividends and distributions prior to a Qualified IPO, Holders will be entitled to the participation rights described in Section 15 and will not be entitled to any adjustment under this Section 7(b).

          (c)   (i)    Adjustment of Conversion Price upon Cash Dividends and Distributions.    If, prior to a Qualified IPO, the Company at any time, or from time to time, pays a dividend or makes a distribution consisting exclusively of cash to the record holders of any class of Common Stock, then Holders will have the participation rights described in Section 15 and will not be entitled to any adjustment under this Section 7(c)(i). If, on or after a Qualified IPO, the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution. The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 7(c) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 7(c), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereon be given effect.

            (ii)   Adjustment of Conversion Price upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets.    If, prior to a Qualified IPO, the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash, (2) dividends or distributions referred to in Section 7(b) and (c) Purchase Rights referred to in Section 6(a)) to the record holders of any class of Common Stock, then Holders will have the participation rights described in Section 15 and will not be entitled to any adjustment under this Section 7(c)(ii). If, on or after a Qualified IPO, the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 7(b)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Closing Sale Price share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Board of Directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Closing Sale Price per share of the Common Stock on such record date. Notwithstanding the foregoing, if the securities distributed by the Company to the record holders of any class of Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction the numerator of which shall be the average Closing Sale Price of one share of Common Stock over the Spinoff Valuation Period and of which the denominator shall be the sum of (x) the average Closing Sale Price of one share of Common Stock over the ten consecutive Trading Day period (the "Spinoff Valuation Period") commencing on and including the fifth Trading Day after the date on which "ex-dividend trading" commences on the Common Stock on the Eligible Market or such other national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the average Closing Sale Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which "ex-dividend trading" commences.

          (d)   Other Events; Other Dividends and Distributions.    If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make in good faith an adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

          (e)   Notice of Adjustment.    Whenever the Conversion Price is adjusted pursuant to this Section 7, the Company shall promptly mail notice of such adjustment to each Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

        (8)    COMPANY'S RIGHT OF REDEMPTION.

          (a)   Call Redemption.    Following the consummation of a Qualified IPO, if at any time from and after the later of (x) the date that is eighteen months after the Initial Issuance Date and

  (y) the first anniversary of the consummation of a Qualified IPO (such later date being the "Call Redemption Eligibility Date"), (i) the Weighted Average Price of the shares of Common Stock exceeds 150% of the Conversion Price then in effect for each of any twenty (20) consecutive Trading Days ending on or after the Call Redemption Eligibility Date (such twenty (20) consecutive Trading Day period being the "Call Redemption Measuring Period") and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder during the applicable Equity Conditions Measuring Period, the Company shall have the right to redeem all or any portion of the Conversion Amount then remaining under this Note, as designated in the Call Redemption Notice, as of the Call Redemption Date (a "Call Redemption"). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company at a price equal to the sum of (x) the Conversion Amount being redeemed and (y) the Present Value of Interest applicable to such Conversion Amount (the "Call Redemption Price") on the date specified by the Company in the Call Redemption Notice (the "Call Redemption Date"), which date shall not be less than thirty (30) nor more than sixty (60) days after the Call Redemption Notice Date. The Company may exercise its right to require redemption under this Section 8(a) by delivering within not more than five (5) Trading Days following the end of such Call Redemption Measuring Period a written notice thereof to all of the holders of Notes and the Transfer Agent (the "Call Redemption Notice" and the date such notice is sent is referred to as the "Call Redemption Notice Date"). The Company may deliver no more than four Call Redemption Notices hereunder and each such Call Redemption Notice shall be irrevocable. The Call Redemption Notice shall state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Call Redemption from all of the holders of the Notes pursuant to this Section 8(a) (and analogous provisions under the Additional Notes) and the Present Value of Interest to be paid to such holders on the Call Redemption Date. All Conversion Amounts converted by the Holder after the Call Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Call Redemption Date and the Holder shall be entitled to receive from the Company, on the applicable Conversion Date, an amount in cash equal to the Present Value of Interest of any such Conversion Amount in addition to the shares of Common Stock issuable upon the conversion of such Conversion Amount. Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 12.

          (b)   Pro Rata Redemption Requirement.    If the Company elects to cause a redemption of all or any portion of the Conversion Amount of this Note pursuant to Section 8(a), then it must simultaneously take the same action with respect to the Additional Notes and the payment in respect of such redemption shall be made on a pro rata basis in accordance with each holder's percentage ownership of then outstanding Notes.

          (c)   Additional Call Redemption.    If at any time from and after the third anniversary of the Initial Issuance Date (the "Additional Call Redemption Eligibility Date"), the Equity Conditions shall have been satisfied or waived in writing by the Holder during the applicable Equity Conditions Measuring Period, the Company shall have the right to redeem all or any portion of the Conversion Amount then remaining under this Note, as designated in the Additional Call Redemption Notice, as of the Additional Call Redemption Date (an "Additional Call Redemption"). The portion of this Note subject to redemption pursuant to this Section 8(c) shall be redeemed by the Company at a price equal to the Conversion Amount being redeemed (the "Additional Call Redemption Price") on the date which is not less than thirty (30) nor more than sixty (60) days after its delivery of a Additional Call Redemption Notice (the "Additional Call Redemption Date"). The Company may exercise its right to require redemption under this Section 8(c) by delivering a written notice thereof to all of the holders of Notes and the Transfer Agent (the "Additional Call Redemption Notice" and the date such notice is sent is referred to as the "Additional Call Redemption Notice Date"). The Company may deliver no more than four (4) Additional Call Redemption Notices hereunder and each such Additional Call Redemption

  Notice shall be irrevocable. The Additional Call Redemption Notice shall state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Additional Call Redemption from all of the holders of the Notes pursuant to this Section 8(c) (and analogous provisions under the Additional Notes). All Conversion Amounts converted by the Holder after the Additional Call Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Additional Call Redemption Date. Redemptions made pursuant to this Section 8(c) shall be made in accordance with Section 12.

          (d)   Pro Rata Redemption Requirement.    If the Company elects to cause a redemption of all or any portion of the Conversion Amount of this Note pursuant to Section 8(c), then it must simultaneously take the same action with respect to the Additional Notes and the payment in respect of such redemption shall be made on a pro rata basis in accordance with each holder's percentage ownership of then outstanding Notes.

        (9)   HOLDER'S RIGHT OF OPTIONAL REDEMPTION.    Not earlier than the date that is ninety (90) days prior to the third anniversary of the Initial Issuance Date, and not later than the date which is forty (40) days prior to the third anniversary of the Initial Issuance Date, the Company shall deliver written notice to the Holder informing the Holder that the Holder shall have the right, in its sole discretion, to require that the Company redeem all or any portion of this Note (a "Holder Optional Redemption") on the third anniversary of the Initial Issuance Date. The Holder shall have the right to exercise the Holder Optional Redemption by delivering written notice thereof (a "Holder Optional Redemption Notice") to the Company at any time prior to and including the date which is thirty (30) days prior to the third anniversary of the Initial Issuance Date. The Holder Optional Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed. The portion of this Note subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the "Holder Optional Redemption Price" and, collectively with the Event of Default Price, the Change of Control Redemption Price, the Call Redemption Price and the Additional Call Redemption Price, the "Redemption Prices" and, each a "Redemption Price"). The Company shall promptly inform in writing all holders of Additional Notes in accordance with Section 12(b) if a Holder Optional Redemption Notice has been received by the Company. Redemptions required by this Section 9 shall be made in accordance with the provisions of Section 12. The Holder may deliver one Holder Optional Redemption Notice hereunder, which shall be irrevocable.

        (10) NONCIRCUMVENTION.    The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

        (11) RESERVATION OF AUTHORIZED SHARES.

          (a)   Reservation.    The Company shall initially reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the applicable Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the Principal amount of the Notes held by each holder at the Closing (as defined in the Subscription Agreement) or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event that a holder shall sell or otherwise transfer any of such holder's Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the outstanding Principal amount of the Notes then held by such holders.

          (b)   Insufficient Authorized Shares.    If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall take all action commercially reasonable necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

        (12) PAYMENT OF EVENT OF DEFAULT PRICE/HOLDER'S REDEMPTIONS.

          (a)   Mechanics.    The Company shall deliver the applicable Event of Default Price or Holder Optional Redemption Price to the Holder (x) in the case of an Event of Default under Section 4(a)(iv) or 4(a)(v), immediately, (y) in the case of any other Event of Default, within five (5) Business Days after the Company's receipt of the Event of Default Payment Notice and (z) in the case of a Holder Optional Redemption, on the third anniversary of the Initial Issuance Date or, if such day is not a Business Day, the next succeeding Business Day, as the case may be. If the Holder has submitted an Optional Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of the applicable Change of Control if such notice is received on or prior to the third (3rd) Business Day preceding the consummation of such Change of Control and otherwise within five (5) Business Days after the Company's receipt of such notice. The Company shall deliver the Call Redemption Price to the Holder on or before the Call Redemption Date. The Company shall deliver the Additional Call Redemption Price to the Holder on or before the Additional Call Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company receives an Event of Default Payment Notice, Holder Optional Redemption Notice or Optional Change of Control Redemption Notice (each a "Redemption Notice") and does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid by delivery of a written notice (a "Redemption Voiding Notice") to the Company at any time prior to such payment in full. Upon the Company's receipt of such Redemption Voiding Notice, (x) the Redemption Notice to which such Redemption Voiding Notice applies shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder's delivery of a Redemption Voiding Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

          (b)   Redemption by Other Holders.    Upon the Company's receipt of notice from any of the holders of the Additional Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 9 (each, an "Other Redemption Notice"), the Company shall promptly forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all Principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the Principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

        (13) VOTING RIGHTS.    The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note or any other Transaction Documents.

        (14) ADDITIONAL INDEBTEDNESS; LIENS.

          (a)   Incurrence of Indebtedness.    Prior to the earlier of the consummation of (x) a Qualified IPO and (y) an Eligible Fundamental Transaction, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Additional Notes and (ii) Permitted Indebtedness.

          (b)   Existence of Liens.    Prior to the earlier of the consummation of (x) a Qualified IPO and (y) an Eligible Fundamental Transaction, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

          (c)   Restricted Payments.    Prior to the earlier of the consummation of (x) a Qualified IPO and (y) an Eligible Fundamental Transaction, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments on, by the payment of cash, property or otherwise (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), or make any dividend or other distribution in respect of, any shares of its capital stock, other than (i) dividends and distributions which give rise to payments under Section 15, (ii) dividends and distributions from a Subsidiary of the Company to the Company or another Subsidiary of the Company and (ii) the repurchase, redemption or other acquisition or retirement for value of any shares of its capital stock or Options held by any current or former officer, consultant, supplier, director or employee of the Company or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired shares of capital stock or Options may not exceed $5,000,000 in any twelve-month period.

        (15) PARTICIPATION.    Prior to a Qualified IPO, the Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) prior to the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. From and after a Qualified IPO, the Holder shall not be entitled to any payments under the first sentence of this Section 15, but shall continue to be entitled to benefit from any adjustments to the Conversion Price contemplated by Sections 7(b), 7(c) and 7(d).

        (16) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.    The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the Required Holders shall be required for any change or amendment to this Note or the Additional Notes; provided, however, that no such change or amendment, as applied to any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the Interest Rate, extend the time for payment of Interest or change the manner or rate of accrual of Interest on the Notes, including, without limitation, modifying the definition contained in Section 28(xxi), (ii) reduce the amount of Principal, or extend the Maturity Date, of the Notes, (iii) make any change that impairs or adversely affects the conversion rights of the Notes (including, without limitation, the provisions contained in Sections 3, 5(c), 7 and 11 hereof), (iv) reduce any of the Redemption Prices, or amend or modify in any manner adverse to the holders of the Notes the Company's obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; (v) modify the provisions with respect to the right of the holders of the Notes to cause the Company to redeem the Notes pursuant to Sections 4(b), 5(b), 8 and 9 herein and the analogous provisions of the Additional Notes (including, without limitation, modifying Section 4(a) hereof or any of the definitions contained in Section 28(iv) and (xvi) and, in each case, the analogous provisions of the Additional Notes); (vi) make any Interest or Principal on the Notes payable other than as set forth herein and in the Additional Notes; (vii) impair the right of any holder of Notes to receive payment of Principal or Interest or other payments due under the Notes, if any, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder; (viii) change the ranking of this Note or any Additional Notes in a manner adverse to the holder thereof; or (ix) modify any of the provisions of, or impair the right of any holder of Notes under, Section 6, this Section 16, Section 17, Section 19 and Section 24(b) hereof or the analogous provisions of the Additional Notes. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of Interest, fees or otherwise, to any holder for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is offered to be paid or is paid to all holders (on a pro rata basis in accordance with each holder's percentage ownership of then outstanding Notes). So long as any Notes remain outstanding, at no time shall the Company or any of its Subsidiaries, directly or indirectly, purchase or offer to purchase any of the outstanding Notes or exchange or offer to exchange for any consideration (including, without limitation, for cash, securities, property or otherwise) any outstanding Notes unless the Company or such Subsidiary, as applicable, purchases, offers to purchase, exchanges or offers to exchange the outstanding Notes of all of the holders for the same consideration (on a pro rata basis in accordance with each holder's percentage ownership of then outstanding Notes) and on identical terms.

        (17) TRANSFER.    This Note and the shares of Common Stock issuable upon conversion of this Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for this Note or the shares of Common Stock issuable upon conversion of this Note, or (b) an opinion of counsel (selected by the holder and reasonably acceptable to the Company), in a form reasonable acceptable to the Company, that this Note and the shares of Common Stock issuable upon conversion of this Note may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration; provided that such opinion of counsel shall not be required in connection with any such sale, assignment or transfer to an institutional accredited investor that is a holder of Additional Notes or an affiliate of the Holder, or (ii) the Holder provides the Company with assurance (reasonably satisfactory to the Company) that such Note or the shares of Common Stock issuable upon the conversion of the Note can be sold, assigned or transferred pursuant to Rule 144; provided, however, that prior to an Effective Registration in no event (x) may this Note be offered for sale, sold, assigned or transferred to a Competitor, or (y) will this Note be made eligible for clearance and settlement through the Depositary Trust Company. This Note has been issued pursuant to the Subscription Agreement, Section 8.1 of which contemplates certain restrictions on sales, purchases, hedging transactions and certain other transactions relating to the Company's securities. Any assignee or transferee of this Note shall be subject to the restrictions set forth in Section 8.1 of the Subscription Agreement. Notwithstanding the foregoing, this Note and the shares of Common Stock issuable upon the conversion of this Note may be pledged to a Person (other than a Competitor) in connection with a bona fide margin account or other loan or financing an agreement secured by such securities.

        (18) REISSUANCE OF THIS NOTE.

          (a)   Transfer.    This Note is issued in registered form pursuant to Treasury Regulations section 1.871-14(c)(1). The Company (or its agent) will maintain a record of the holders of the Notes, and of Principal and Interest thereon as required by that regulation. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 18, and neither this Note nor any interests therein may be sold, transferred or assigned to any Person except upon satisfaction of the conditions specified in this Section 18. If this Note is to be transferred or assigned, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of

  Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

          (b)   Lost, Stolen or Mutilated Note.    Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

          (c)   Note Exchangeable for Different Denominations.    This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in Principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

          (d)   Issuance of New Notes.    Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Initial Issuance Date.

        (19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.    The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

        (20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.    If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

        (21) CONSTRUCTION; HEADINGS.    This Note shall be deemed to be jointly drafted by the Company and the initial holders of this Note and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

        (22) FAILURE OR INDULGENCE NOT WAIVER.    No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        (23) DISPUTE RESOLUTION.    In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Weighted Average Price, the fair market value of Illiquid Consideration, or, for purposes of Section 7(a)(iv), the fair value of consideration other than cash or securities, or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price, the Weighted Average Price, the fair market value of Illiquid Consideration, or, for purposes of Section 7(a)(iv), the fair value of consideration other than cash or securities to an independent, reputable investment bank selected by the Company or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company's independent, outside accountant. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

        (24) NOTICES; PAYMENTS.

          (a)   Notices.    Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Subscription Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder of any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

          (b)   Payments.    Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial holders of this Note, shall initially be as set forth on the Schedule of Buyers attached to the Subscription Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the this Note or the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

        (25) CANCELLATION.    After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

        (26) WAIVER OF NOTICE.    To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices (other than the notices expressly provided for in this Note) in connection with the delivery, acceptance, default or enforcement of this Note and the Subscription Agreement.

        (27) GOVERNING LAW.    This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

        (28) CERTAIN DEFINITIONS.    For purposes of this Note, the following terms shall have the following meanings:

            (i)    "Approved Stock Plan" means any employee benefit plan which has been approved by the board of directors of the Company and which satisfies the stockholder approval requirements for equity compensation plans of the Eligible Market on which the Common Stock is then listed or quoted, pursuant to which the Company's securities may be issued to any employee, consultant, supplier, officer or director for services provided to the Company.

            (ii)   "Bloomberg" means Bloomberg Financial Markets.

            (iii)  "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

            (iv)  "Change of Control" means any Fundamental Transaction other than (A) a Fundamental Transaction in which the beneficial owners of the Company's then outstanding voting securities immediately prior to such transaction beneficially own securities representing fifty percent (50%) or more of the aggregate voting power of then outstanding voting securities of the resulting or acquiring corporation (or any parent thereof), or their equivalent if other than a corporation, in such transaction, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

            (v)   "Closing Bid Price" and "Closing Sale Price" mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink

    Sheets LLC (formerly the National Quotations Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

            (vi)  "Common Stock" means the shares of the Company's common stock, par value $0.01 per share, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of common stock (including without limitation, by way of recapitalization, reclassification, reorganization, merger or otherwise).

            (vii) "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes.

            (viii) "Competitor" means any company, however organized, conducting business anywhere in the world directly or indirectly as a provider of telecommunications, Internet, cable television or Voice over Internet Protocol services to consumers or small businesses.

            (ix)  "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto

            (x)   "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

            (xi)  "Effective Registration" means the Company's initial sale of its shares of Common Stock in a firm commitment, fully underwritten public offering conducted in the United States through a nationally recognized investment banking firm and pursuant to a registration statement under the Securities Act, in connection with which the Common Stock is registered pursuant to Section 12 or Section 15 of the Exchange Act.

           (xii)  "Eligible Fundamental Transaction" means a Fundamental Transaction pursuant to which a Successor Entity assumes the obligations of the Company under this Note in accordance with Section 5(a) and, upon consummation of such Fundamental Transaction, such Successor Entity (or its Parent Entity) has (x) outstanding debt that is rated investment grade by at least one nationally recognized statistical rating organization or (y) an investment grade issuer credit rating from at least one nationally recognized statistical rating organization.

          (xiii)  "Eligible Market" means The New York Stock Exchange, Inc., the American Stock Exchange or the Nasdaq National Market.

          (xiv)  "Equity Conditions" means that each of the following conditions is satisfied: (a) on each day during the period of thirty (30) Trading Days ending on and including the Call Redemption Date or the Additional Call Redemption Date, as the case may be (the "Equity Conditions Measuring Period"), either (1) a Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Blackout Periods (as defined in the Registration Rights Agreement) or (2) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws and without the need for registration under any applicable federal or state securities laws; (b) on each day during the Equity Conditions Measuring Period, there shall not have occurred either (1) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (2) an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; and (c) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

           (xv)  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          (xvi)  "Excluded Securities" means any Common Stock issued or issuable: (a) in connection with any Approved Stock Plan; (b) upon conversion of the Notes; (c) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company of at least $100,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the Securities Act (unless such offering is executed on an "agency" basis pursuant to which an underwriter makes unsolicited sales of Common Stock solely through the principal security exchange or trading market of the Common Stock, in which case such equity sales would be permitted) and "equity lines"); and (d) upon conversion of any Options or Convertible Securities set forth or referred to on Schedule 3.2(f) to the Subscription Agreement and which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

         (xvii)  "Fundamental Transaction" means (1) that the Company shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (2) if at any time prior to a Qualified IPO, Jeffrey A. Citron shall cease to be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of shares of Common Stock not subject to any Lien in an amount equal to not less than 10% of the outstanding shares of Common Stock.

        (xviii)  "GAAP" means United States generally accepted accounting principles, consistently applied.

          (xix)  "Illiquid Consideration" means any non-cash consideration issuable upon conversion of the Notes following a Fundamental Transaction that does not have a readily-ascertainable market value.

           (xx)  "Indebtedness" of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including, without limitation, "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (g) any amount raised by acceptance under any acceptance credit facility; (h) receivables sold or discounted (other than within the framework of factoring, securitization or similar transaction where recourse is only to such receivables or proceeds); (i) any derivative transaction; (j) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding commercial letters of credit issued in the ordinary course of business); (k) all indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (n) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above.

          (xxi)  "Interest Rate" means five percent (5%) per annum, subject to increase as provided below and elsewhere in this Note:

              (1)   In the event that the Company has not consummated a Qualified IPO prior to the second anniversary of the Initial Issuance Date, then from and after the second anniversary of the Initial Issuance Date through the date on which a Qualified IPO is consummated, a rate per annum equal to the greater of (x) the Interest Rate otherwise then in effect and (y) ten percent (10%) per annum;

              (2)   In the event that the Company fails to file a registration statement with the SEC relating to a Qualified IPO prior to the date that is six months after the Initial Issuance Date, then from and after the date that is six months after the Initial Issuance Date through the date on which such a registration statement is filed, a rate per annum equal to the Interest Rate otherwise then in effect plus one (1) percentage point;

              (3)   In the event that a registration statement relating to a Qualified IPO is not declared effective by the SEC prior to the first anniversary of the Initial Issuance Date, then from and after the first anniversary of the Initial Issuance Date through the date on which such a registration statement is declared effective by the SEC, a rate per annum equal to the Interest Rate otherwise then in effect plus one (1) percentage point;

              (4)   In the case of calculating any Accreted Interest, the Interest Rate otherwise then in effect plus two (2) percentage points; and

              (5)   From and after the occurrence of an Event of Default, the greater of (x) the Interest Rate otherwise then in effect and (y) fifteen percent (15%) per annum.

         (xxii)  "Market Price" means the arithmetic average of the Weighted Average Price for the Common Stock for the preceding ten (10) Trading Days.

        (xxiii)  "Material Subsidiary" means (a) such Subsidiaries identified as Material Subsidiaries in Schedule 3.3 of the Subscription Agreement or (b) any "Significant Subsidiary," existing from time to time, as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act.

        (xxiv)  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          (xxv)  "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Parent Entity, the Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

        (xxvi)  "Permitted Indebtedness" means (a) Indebtedness of up to $50,000,000 in aggregate principal amount at any one time outstanding with respect to one or more senior secured capital leases (and any refinancings thereof) entered into or to be entered into and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by the Company under or in connection therewith, and (b) obligations incurred in the normal course of business under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreement or arrangements designed to protect the Company or its Subsidiaries against fluctuations in interest rates or interest rate risk in respect of Indebtedness of the Company or its Subsidiaries, and (ii) agreements or arrangements designed to protect the Company and its Subsidiaries against fluctuations in currency exchange rates.

       (xxvii)  "Permitted Liens" means (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (c) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (d) any Lien arising out of pledges or deposits under workers' compensation laws, unemployment insurance and other social security legislation, (e) any Lien created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (f) utility easements, building restrictions and similar encumbrances against real property, (g) other Liens incidental to the normal conduct of the business of the Company or the ownership of its property, which are not incurred in connection with the incurrence of Indebtedness and which do not in the aggregate materially impair the use of such property in the operation of the business, (h) any existing Lien at the time of the issuance of the Notes, (i) any Lien in property or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property, (j) the extension, renewal or replacement of any Lien permitted by paragraphs (h) and (i) in respect of the same property, (i) Liens incurred in connection with any Permitted Indebtedness and (l) Liens securing the Company's obligations under the Notes.

      (xxviii)  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

         (xxix)  "Present Value of Interest" means the aggregate net present value of the remaining scheduled payments of interest, if any, that, but for the redemption or conversion of this Note, would have accrued under this Note at the Interest Rate during the period from the applicable conversion or redemption date, as the case may be, through the third anniversary of the Initial Issuance Date, calculated at 102% of the yield to maturity of United States Treasury notes with a one-year maturity, as published in the Wall Street Journal (eastern edition) on the date which is three (3) Business Days before any applicable conversion or redemption date.

          (xxx)  "Principal Market" means the principal stock exchange or trading market for the Common Stock, if any.

         (xxxi)  "Qualified IPO" means the Company's sale of its shares of Common Stock in a firm commitment, fully underwritten public offering conducted in the United States through a nationally recognized investment banking firm and pursuant to a registration statement under the Securities Act, the public offering price of which was not less than $10.00 per share, the gross proceeds of which to the Company (before underwriting discounts, commissions and fees) exceed $200,000,000 and after which the shares of Common Stock are listed or quoted on an Eligible Market.

       (xxxii)  "Reclassification" means any reclassification or change of shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).

      (xxxiii)  "Registration Rights Agreement" means that certain registration rights agreement dated as of the Initial Issuance Date by and among the Company and the initial holders of Notes made a party thereto on the Initial Issuance Date, or after the Initial Issuance Date and on or prior to December 31, 2005 pursuant to Section 2.1(c) of the Subscription Agreement, relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes.

       (xxxiv)  "Required Holders" means the holders of Notes representing at least a majority of the aggregate Principal amount of the Notes then outstanding.

        (xxxv)  "Rule 144(k)" means Rule 144(k) promulgated under the Securities Act and any successor provision thereto.

       (xxxvi)  "SEC" means the United States Securities and Exchange Commission.

      (xxxvii)  "Securities Act" means the Securities Act of 1933, as amended.

     (xxxviii)  "Subscription Agreement" means that certain subscription agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes made a party thereto on the Subscription Date, or after the Subscription Date and on or prior to December 31, 2005 pursuant to Section 2.1(c) of such Subscription Agreement, pursuant to which the Company issues Notes to such initial holders.

       (xxxix)  "Subscription Date" means December 15, 2005.

            (xl)  "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

           (xli)  "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the person with which such Fundamental Transaction shall have been made, provided that from and after an Effective Registration, if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity, if any.

          (xlii)  "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

         (xliii)  "Transaction Documents" means the Subscription Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder or thereunder.

         (xliv)  "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

VONAGE HOLDINGS CORP.
By:
Name: Title:

EXHIBIT I

VONAGE HOLDINGS CORP.
CONVERSION NOTICE

        Reference is made to the Convertible Note (the "Note") issued to the undersigned by Vonage Holdings Corp. (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $.01 per share (the "Common Stock") of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number: (if electronic book entry transfer)

Transaction Code Number: (if electronic book entry transfer)

EXHIBIT II

VONAGE HOLDINGS CORP.
NOTICE OF SECTION 3(d) ELECTION

        Reference is made to the Convertible Note (the "Note") issued to the undersigned by Vonage Holdings Corp. (the "Company"). In accordance with and pursuant to Section 3(d) of the Note, the undersigned Holder (as defined in the Note) hereby elects that Section 3(d) of the Note shall not apply to the Note purchased by the Holder and shall in no way have any applicability to the undersigned Holder or to any subsequent holder of such Note.

Holder:
By:
Name:
Title:
Principal Amount of Note:
Dated:
Accepted and agreed:
VONAGE HOLDINGS CORP.
By:
Name: Title:
Dated:

QuickLinks

Vonage Holdings Corp. Senior Unsecured Convertible Note
EXHIBIT I VONAGE HOLDINGS CORP. CONVERSION NOTICE
EXHIBIT II VONAGE HOLDINGS CORP. NOTICE OF SECTION 3(d) ELECTION